Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 10 to Registration Statement No. 333-124287 on Form S-1 of (1) our report dated March 19, 2004, except for Note 24, as to which the date is August 5, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the adoption of Statement of Financial Accounting Standards No. 142) relating to the consolidated financial statements of Borden Chemical, Inc. as of December 31, 2003 and 2002, and for each of the three years in the period ended December 31, 2003, (2) our report dated April 24, 2005, except for the effects of Notes 20 and 21, as to which the dates are April 27, 2005 and August 18, 2005, respectively (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the restatement of the balance sheet) relating to the consolidated financial statements of Borden Chemical, Inc. as of December 31, 2004, and for the period from August 12, 2004 to December 31, 2004, not presented separately herein, (3) our report dated March 16, 2006, relating to the consolidated financial statements of Hexion Specialty Chemicals Canada, Inc. (formerly Borden Chemical Canada, Inc.) and subsidiaries, all such reports appearing in the Prospectus, which is part of this Registration Statement, and (4) our report dated March 19, 2004, relating to the financial statement schedule of Borden Chemical, Inc. appearing elsewhere in this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

Deloitte & Touche LLP

Columbus, Ohio

June 16, 2006